INVESTMENT MANAGER AGREEMENT

by and between

PLATINUM UNDERWRITERS HOLDINGS, LTD.
and
PLATINUM UNDERWRITERS BERMUDA, LTD.
and
PLATINUM REGENCY HOLDINGS
on the one hand

and

BLACKROCK FINANCIAL MANAGEMENT, INC.
on the other hand

May 12, 2005

THIS AGREEMENT, made as of the 12th day of May, 2005, by and between Platinum Underwriters Holdings, Ltd., Platinum Underwriters Bermuda, Ltd. and Platinum Regency Holdings (together, hereinafter called the “Company”) and BlackRock Financial Management, Inc. (hereinafter called the “Manager”). This Agreement is one of three identical agreements (the “Agreements”), each to be executed by Manager and certain of Company’s affiliates located in other jurisdictions. Each such affiliate or group of affiliates shall sign its own such agreement and shall be referred to as Company under each such Agreement.

WITNESSETH:

WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of a portion of all of the assets of the Company and of certain related entities of the Company;

THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1. Appointment and Status as Investment Manager. The Company hereby appoints the Manager as an “Investment Manager.” The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940. The Manager does also acknowledge that it is a fiduciary with respect to the assets under management and assumes the duties, responsibilities and obligations of a fiduciary with respect to the services described in Sections 3 through 5 below.

2. Representations by Company. The Company represents and warrants that (a) it has all requisite authority to appoint the Manager hereunder, (b) the terms of the Agreement do not conflict with any obligation by which the Company is bound, whether arising by contract, operation of law or otherwise and (c) this Agreement has been duly authorized by appropriate corporate action.

3. Management Services. The Manager shall be responsible for the investment and reinvestment of those assets designated by the Company as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto are hereinafter called the “Account”). The Account may include all securities and instruments described in Exhibit A or appropriate to effect the strategies described therein. The Company does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account in accordance with the terms and conditions of this Agreement. Said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement. In deciding on a proper investment of the Account, the Manager shall consider the following factors as communicated in writing to the Manager by the Company from time to time: a) the investment purposes of the Company, b) the Company’s financial needs such as liquidity, c) applicable laws, d) the Company’s investment policies and guidelines, and e) the Account’s Investment Guidelines attached as Exhibit A. In addition, in accordance with the Manager’s guidelines in effect from time to time, the Manager or its agent is authorized, but shall not be required, to vote, tender or convert any securities in the Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Manager shall not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

4. Accounting and Reports. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Company with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time. The Manager shall also reconcile accounting, transaction and asset-summary data with custodian reports at times that are mutually agreeable to the Manager and the Company. In addition, the Manager shall communicate and resolve any material discrepancies with the custodian.

5. Auditing. The Company shall have the reasonable right to audit all of the Manager’s books and records directly pertaining to the performance of the asset management services under this Agreement, and to obtain copies of such books and records as its auditors may reasonably request in connection with such audit, provided that the Company gives reasonable notice of the audit, and reviews the books and records during the Manager’s normal business hours, and promptly reimburses the Manager for any costs of photocopying such books and records.

The Manager furthermore agrees, at its sole cost and expense, to provide the Company with a Type II SAS 70 Report (the “Report”) concerning the Manager’s internal controls with respect to design and operating effectiveness of the controls over the asset management services. After each of the three quarter ends at which the Manager does not provide the Report, it will provide the Company with a letter representing that, after reasonable inquiry, the Manager has concluded that its internal control environment has not changed materially during that quarter, or, if there have been material changes to the internal control environment, the Manager will explain the nature of the changes, together with a representation concerning the design effectiveness of the new or modified controls. The Report and each quarterly interim period letter on internal controls are required to be delivered to the Company within 75 days and 30 days of the end of the period covered by the Report and the quarterly letter, respectively. If the Manager identifies a material weakness in internal control that relates to or affects the Company or the asset management services provided to the Company, the Manager will promptly communicate to the Company the nature of the material weakness, the planned corrective action and the anticipated timing to complete remediation, and will confirm control remediation after completion of the corrective action.

To the extent that the Manager does not commence remediation of any material weakness within thirty (30) days, or does not complete such remediation within a reasonable cure period, then the Company shall have the right to terminate this Agreement upon written notice.

6. Other Services. The Manager shall, on invitation, attend meetings with representatives of the Company to discuss the position of the Account and the immediate investment outlook, or shall submit its views in writing as the Company shall suggest from time to time.

7. Additional Investment Services; Considerations and Acknowledgments. As agreed between the parties from time to time, the Manager may provide certain operating, analytical, and reporting support (“Additional Investment Services”) for those portfolios of the Company managed by the Manager and by other parties. The Additional Investment Services may include, but are not limited to the following: (i) establishing appropriate investment mandates and strategies, (ii) drafting investment policies and guidelines, (iii) supporting the Company’s operations, including custodial assistance, (iv) providing asset-liability reporting, (v) providing income projections, and (vi) broad and general consulting on operational, regulatory, and other strategic issues.

The Company understands and acknowledges that (a) all Additional Investment Services require the Manager to exercise good-faith judgments that may ultimately prove to be erroneous, (b) in connection with providing the Additional Investment Services, the Manager will make certain assumptions about the movements of interest rates, volatility of interest rates, movements of spreads, and the relationship of mortgage prepayments to interest rates, (c) the Manager’s assumptions will not necessarily capture all the characteristics and risks inherent in the Company’s portfolios, and (d) the Manager’s assumptions are based upon information provided to the Manager by the Company or certain of its third-party vendors that is assumed to be reliable and accurate, but the Manager does not represent or warrant that it is accurate or complete, and will not be responsible for verifying the accuracy of any such information.

8. Compensation. For its investment management services rendered hereunder, the Manager shall be compensated in accordance with Exhibit B, attached hereto. If the management of the Account commences or ends at any time other than the beginning or end of a calendar quarter, the quarterly fee shall be prorated based on the portion of such calendar quarter during which this Agreement was in force.

9. Custodian. The securities in the Account shall be held by a custodian duly appointed by the Company and the Manager is authorized to give instructions via an approved signatory list that is updated on a regular basis to the custodian with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian.

10. Brokerage. The Company hereby delegates to the Manager sole and exclusive authority to designate the brokers or dealers through whom all purchases and sales on behalf of the Account will be made in a manner that is consistent with the Manager’s fiduciary obligations to the Company. The Manager will determine the rate or rates, if any, to be paid for brokerage services provided to the Account. The Manager agrees that securities are to be purchased through such brokers as, in the Manager’s best judgment, shall offer the best combination of price and execution. The Manager, in seeking to obtain best execution of portfolio transactions for the Account, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. Accordingly, the Manager’s selection of a broker or dealer for transactions for the Account may take into account such relevant factors as (i) price, (ii) the broker’s or dealer’s facilities, reliability and financial responsibility, (iii) when relevant, the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size and execution of the order, (iv) the broker’s or dealer’s recordkeeping capabilities and (v) the research and other services provided by such broker or dealer to the Manager which are expected to enhance its general portfolio management capabilities (collectively, “Research”), notwithstanding that the Account may not be the exclusive beneficiary of such Research.

11. Confidential Information. All information regarding operations and investments of the Company shall be regarded as confidential by the Manager, and will not be disclosed to any third party without the express written consent of the Company except as required by law or regulation.

12. Directions to the Manager. All directions by or on behalf of the Company to the Manager shall be in writing signed by one of the persons listed on Exhibit C, attached hereto.

The Manager shall be fully protected in relying upon any direction in accordance with the previous paragraph with respect to any instruction, direction or approval of the Company, and shall be so protected also in relying upon a certification duly executed on behalf of the Company as to the names of persons authorized to act for it and in continuing to rely upon such certification until notified by the Company to the contrary.

The Manager shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper persons or to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

13. Liabilities of the Manager and the Company. The Company agrees to indemnify and hold the Manager harmless from any and all expenses, damages, costs and fees, including reasonable attorney’s fees, which may be incurred by reason of the Company’s negligence, willful misconduct, malfeasance, material breach of this Agreement or violation of applicable law.

The Manager agrees to indemnify and hold the Company harmless from any and all expenses, damages, costs and fees, including reasonable attorney’s fees, which may be incurred by reason of the Manager’s negligence, willful misconduct, malfeasance, material breach of this Agreement or violation of applicable law.

The Company understands that in connection with the Additional Investment Services provided by the Manager that (i) the Manager is not serving in an investment advisory capacity, or making any recommendations or soliciting any action based upon its analyses with respect to those portfolios of the Company not managed by the Manager and (ii) the Company will be solely responsible for any judgments as to valuation and the purchase and sale of its portfolio securities (other than in the case of the Account). Accordingly, the Manager will not be responsible, and have no liability, for any conclusions drawn by the Company with respect to its portfolio securities, notwithstanding that such conclusions may, in part, be based upon information provided by the Manager in connection with the Additional Investment Services

The Manager, its officers, directors and employees, acting in good faith shall not be liable for any actions, omissions or recommendations made in connection with this Agreement except in the case of actual misconduct or negligence; provided, however, that nothing in this Agreement shall act to relieve the Manager, its officers, directors or employees from any responsibility or duty that the Manager or such officer, director or employee may have under federal securities act.

14. Non-Exclusive Management. The Company understands that the Manager will continue to furnish investment management and advisory services to others, and that the Manager shall be at all times free, in its discretion, to make recommendations to others which may be the same as, or may be different from those made to the Account. Actions with respect to securities of the same kind may be the same as or different from the action which the Manager, or any of its affiliates, or any officer, director, stockholder, employee or any member of their families, or other investors may take with respect thereto.

15. Aggregation and Allocation of Orders. The Company acknowledges that circumstances may arise under which the Manager determines that, while it would be both desirable and suitable that a particular security or other investment be purchased or sold for the account of more than one of the Manager’s clients’ accounts, there is a limited supply or demand for the security or other investment. Under such circumstances, the Company acknowledges that, while the Manager will seek to allocate the opportunity to purchase or sell that security or other investment among those accounts on an equitable basis, the Manager shall not be required to assure equality of treatment among all of its clients (including that the opportunity to purchase or sell that security or other investment will be proportionally allocated among those clients according to any particular or predetermined standards or criteria). Where, because of prevailing market conditions, it is not possible to obtain the same price or time of execution for all of the securities or other investments purchased or sold for the Account, the Manager may average the various prices and charge or credit the Account with the average price.

16. Conflict of Interest. The Company agrees that the Manager, when acting in good faith and in a manner consistent with its fiduciary obligations to the Company, may refrain from rendering any advice or services concerning securities of companies of which any of the Manager’s, or affiliates of the Manager’s officers, directors, or employees are directors or officers, or companies as to which the Manager or any of the Manager’s affiliates or the officers, directors and employees of any of them has any substantial economic interest or possesses material non-public information, unless the Manager either determines in good faith that it may appropriately do so without disclosing such conflict to the Company or discloses such conflict to the Company prior to rendering such advice or services with respect to the Account.

From time to time, when determined by the Manager in its capacity of a fiduciary to be in the best interest of the Company, the Manager on behalf of the Account may purchase securities from or sell securities to another account managed by the Manager at prevailing market levels in accordance with the procedures under Rule 17a-7(b) of the Investment Company Act of 1940 and other applicable law.

17. Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be written and signed by both parties to the Agreement. No such amendment shall be effective to permit the use of the Account or any part thereof for any purpose not authorized by the Company’s charter.

18. Resignation or Removal of the Manager. The Manager may be removed by the Company upon 30 days’ notice in writing or may resign upon 90 days’ notice in writing. On the effective date of the removal or resignation of the Manager or as close to such date as is reasonably possible, the Manager shall provide the Company with a final report containing the same information as paragraph 4 above.

19. Assignment. No assignment (as that term is defined in the Advisers Act) of this Agreement by the Manager may be made without the consent of the Company, and any such assignment made without such consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

20. Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of the Agreement in any jurisdiction.

21. Applicable Law. To the extent not inconsistent with applicable federal law, this Agreement shall be construed pursuant to, and shall be governed by, the laws of the state of New York.

22. Investment Manager Brochure. The Company hereby acknowledges that it has received from the Manager a copy of the Manager’s Form ADV, Part II, at least forty-eight hours prior to entering into this Agreement.

23. Web-site. The Manager, at the Company’s request, will provide access to its account information electronically, via the world wide web, based upon the Company’s use of a BlackRock issued user id and password. The Company acknowledges and agrees the world wide web is a continually growing medium and the Manager does not make any warranty regarding the security related to the world wide web. The Company must be aware there is no absolute guaranteed system or technique to fully secure information made available over the web. The Company agrees that it will not share its user id, password and access to information provided electronically with any third party.

24. Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

BlackRock Financial Management, Inc.
40 East 52nd Street, 2nd Floor
New York, NY 10022
Attention: Robert Connolly, General Counsel
or by facsimile to (212) 810-3744

if to the Company:	Platinum Underwriters Holdings, Ltd. The Belvedere Building 69 Pitts Bay Road Pembroke, HM 08 Bermuda

Attention: Michael E. Lombardozzi, Exec. VP, General Counsel & Sec’y
or by facsimile to: (441) 296-0528

With a copy to:

Platinum Regency Holdings
c/o A&L Goodbody Solicitors
International Financial Services Centre
North Wal Quay, Dublin 1
Ireland
Attention: Laura Mulleady
or by facsimile to: +35.3.1649.2649

And a copy to:

Platinum Underwriters Reinsurance, Inc.
Two World Financial Center, Suite 2300
225 Liberty Street
New York, NY 10281
Attention: James Conway, General Counsel
or by facsimile to: (212) 809-7565

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by facsimile, telex, or overnight mail. Any notices shall be deemed given only upon actual receipt.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

26. Use of Futures. Pursuant to an exemption from the Commodity Futures Trading Commission (the “Commission”) in connection with accounts of qualified eligible clients, this Agreement is not required to be, and has not been, filed with the Commission. The Commission does not pass upon the merits of participating in a trading program or upon the adequacy or accuracy of commodity trading advisor disclosure. Consequently, the Commission has not reviewed or approved this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Platinum Underwriters Holdings, Ltd.

By: /s/ Joseph F. Fisher

Name: Joseph F. Fisher
Title: Executive Vice President & Chief Financial Officer

Platinum Underwriters Bermuda, Ltd.

By: /s/ Barton W. Hedges

Name: Barton W. Hedges
Title: President & Chief Operating Officer

Platinum Regency Holdings

By: /s/ Gregory E.A. Morrison

Name: Gregory E. A. Morrison

Title: Director

BlackRock Financial Management, Inc.

By: /s/ Ralph Schlosstein

Name: Ralph Schlosstein

Title: Managing Director